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Ford Fusion, Escape, Explorer, Transit Connect Post Record Sales; Lincoln Has Best October in Seven Years

•	Ford Fusion posts best October sales ever – the car’s sixth straight month of record performance and best year-to-date sales results since launch in 2005

•	Ford Escape posts best-ever October performance and record year-to-date sales; Ford Explorer has best October sales results since 2004

•	Ford Transit Connect sales increase 28 percent for the vehicle’s best-ever October performance

•	Lincoln has its best October sales results in seven years

•	Ford Motor Company U.S. sales of 188,654 vehicles for October represent a 2 percent decline from a year ago

DEARBORN, Mich., Nov. 3, 2014 – Ford Motor Company U.S. sales totaled 188,654 vehicles in October, down 2 percent from a year ago. Daily rental business declined 13 percent, while government and commercial sales were up 4 and 18 percent, respectively.

Overall sales declines were expected and tied to the plant changeover for the introduction of the all-new 2015 F-150. Declines in daily rental volumes also are part of a planned reduction for 2014. Through October, Ford sales via daily rental channels have declined 18 percent.

“Fusion is an outstanding success story with October marking six straight months of record sales,” said John Felice, Ford vice president, U.S. Marketing, Sales and Service. “Fusion is on pace to break the 300,000-vehicle mark this year for the first time ever. Plus, based on the strong sales of the all-new MKC, Lincoln produced its best sales results in October since 2007.”

Fusion October sales totaled 22,846 vehicles – an increase of 5 percent – representing the car’s best-ever October sales performance.

Escape reported sales of 24,919 vehicles last month – a 12 percent increase and the vehicle’s best-ever October performance. Explorer sales increased 6 percent, with 14,455 vehicles sold, making it Explorer’s best October performance since 2004. Transit Connect sales gained 28 percent, providing a record October with 4,068 vehicles sold.

Lincoln sales of 8,883 vehicles posted a 25 percent gain and the brand’s best October results since 2007. MKC continues to lift Lincoln, with sales of 2,197 vehicles. MKC continues to lift Lincoln, with its best sales yet last month.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 189,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.